Exhibit 4.167
FIRST SUPPLEMENTAL INDENTURE
First Supplemental Indenture (this “Supplemental Indenture”), dated as of August 27, 2021 among Madrid IP Lux GP S.à r.l. a Luxembourg limited liability company (société à responsabilité limitée) existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg Trade and Companies’ Register under number B258394 (“Madrid IP Lux GP”), Madrid IP Lux Holdco SCS, a Luxembourg common limited partnership (société en commandite simple) existing under the laws of the Grand Duchy of Luxembourg , having its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg Trade and Companies’ Register under number B258425 (“Madrid IP Lux 1”), Madrid IP Lux Holdco 2 SCS, a Luxembourg common limited partnership (société en commandite simple) existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg Trade and Companies’ Register under number B25843 (“Madrid IP Lux 2”, together with Madrid IP Lux GP and Madrid IP Lux 1, the “Guaranteeing Subsidiaries”), AAdvantage Loyalty IP Ltd. (“Loyalty Co”) and American Airlines, Inc. (“American” together with Loyalty Co, the “Issuers”), and Wilmington Trust, National Association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, each of the Issuers and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture, dated as of March 24, 2021 (as further amended and supplemented, the “Indenture”), providing for the initial issuance of $3,500,000,000 of 5.500% Senior Secured Notes due 2026 (the “2026 Notes”) and $3,000,000,000 of 5.750% Senior Secured Notes due 2029 (the “2029 Notes” and, together with the 2026 Notes, the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantees”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Guaranteeing Subsidiaries and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of Holders.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to a Guarantor, including Article 10 thereof, as if it were an original signatory thereto.

(3)    Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
(4)    Governing Law. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
(5)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.
(6)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(7)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries.
(8)    Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.
(9)    Successors. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind such Guaranteeing Subsidiary’s respective successors, except as otherwise provided in this Supplemental Indenture and the Indenture. All agreements of the Trustee and the Collateral Custodian in this Supplemental Indenture shall bind their respective successors.
(10)    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

AADVANTAGE LOYALTY IP LTD.

By:    /s/ Meghan Montana
    Name: Meghan Montana
    Title: Director

First Supplemental Indenture - Signature Page

#4822-2817-4320V2

AMERICAN AIRLINES, INC.

By:    /s/ Meghan Montana
    Name: Meghan Montana
    Title: Vice President and Treasurer

First Supplemental Indenture - Signature Page

#4822-2817-4320V2

MADRID IP LUX GP S.À R.L.

By:    /s/ Pierre Schwartz
    Name: Pierre Schwartz
    Title: Authorized signatory

First Supplemental Indenture - Signature Page

#4822-2817-4320V2

MADRID IP LUX HOLDCO SCS

By:    /s/ Pierre Schwartz
    Name: Pierre Schwartz
    Title: Authorized signatory

First Supplemental Indenture - Signature Page

#4822-2817-4320V2

MADRID IP LUX HOLDCO 2 SCS

By:    /s/ Pierre Schwartz
    Name: Pierre Schwartz
    Title: Authorized signatory

First Supplemental Indenture - Signature Page

#4822-2817-4320V2

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:    /s/ Chad May
    Name: Chad May
    Title: Vice President

First Supplemental Indenture - Signature Page

#4822-2817-4320V2